Exhibit 99

Millennium Bankshares Reports First Quarter 2004 Net Income

 of  $211,000, or $0.05 Per Diluted Share

Reston, Virginia, April 27 – Millennium Bankshares Corporation (Nasdaq: MBVA) reported first quarter 2004 net income of $211,000, or $0.05 per diluted share, compared to $405,000, or $0.10 per diluted share, for the prior-year first quarter.  Earnings primarily reflect a $498,000 decline in gains on loans held for sale and a $351,000 decline in gain on sale of securities.  The quarterly per share comparison additionally reflects a 7.9% increase in average diluted shares outstanding to 4,390,598 as a result of the exercise of 110,040 options.

Carroll C. Markley, Chairman and CEO, commented, “We have seen excellent growth in our commercial loan portfolio, partially offset by a decline in the mortgage loan portfolio.  Although we attribute much of the decline to changes in market conditions, this is also the result of a shift in strategy away from internet mortgage refinancing to a program of direct referrals of mortgages to purchase homes.

“All of our lawsuits are behind us now. We are looking forward to organic growth through de novo branching, in combination with quality products, services and technological improvements. We became a financial holding company in the first quarter of 2004 to expand our offerings and generate additional fee income. As part of this initiative, we formed a strategic alliance with MetLife to offer enhanced investment and insurance services.”

Total revenue, defined as net interest income and non-interest income, was $3.1 million for the first quarter of 2004, compared to $3.8 million for the same prior-year period.  Net interest income rose 4.3% to $2.5 million, reflecting 1.5% growth in average earning assets and a six basis point improvement in the net interest margin to 3.24%.

Non-interest income for the first quarter of 2004 was $678,000 compared to $1.5 million for the same period of 2003.  Excluding gains on the sale of securities, non-interest income was $668,000 compared to $1.1 million.  The decline resulted from a 48.5% decrease in fees on loans held for sale~~.~~  This reflects the Company’s decision to diversify from internet mortgage loan refinancings to commercial lending and mortgage lending for purchases of homes.

Non-interest expense for the first quarter of 2004 was $2.8 million, a decrease of 7.7% from the first quarter of 2003.  Mr. Markley noted that with the settlement of prior lawsuits, redesigned mortgage operations, and the completion of several consulting projects, expense levels have decreased.  The Company’s efficiency ratio was 89.9% for the first quarter of 2004 compared to 80.1% for the same period of the prior-year due to the larger gains on sale of loans in the prior year.

Millennium Bankshares Corporation

2004 First Quarter Earnings Release

Mr. Markley added that asset quality was strong, with low charge-offs and solid reserve coverage.  Annualized net loan charge-offs were 0.01% of average loans in the first quarter of 2004 as compared to 0.31% in the same quarter of 2003.  This improvement was related to the reorganization of the mortgage company.  Loans past due 90 days or more and non accrual loans totaled $628,000, or 0.26% of loans, at March 31, 2004, compared to $308,000, or 0.14%, at December 31, 2003. The allowance for loan losses was 1.27% of total loans at period-end and covered nonperforming loans by a multiple of almost five times.

Total assets were $316.6 million at March 31, 2004, an increase of $3.3 million or 1.0% over December 31, 2003.  Net loans increased $3.8 million to $209.7 million in the first quarter of 2004 and loans held for sale increased to $25.6 million from $9.1 million over the same period.  This increase was due to completion of reorganizing the mortgage company and the hiring of additional loan officers.  Total deposits at the end of the first quarter increased to $279.9 million, or 2.9%, over December 31, 2003 balances.

Shareholders’ equity at March 31, 2004 was $16.7 million compared to $15.9 million or an increase of 5.0%.  Millennium Bankshares had 3,645,218 shares outstanding at March 31, 2004.

About Millennium Bankshares Corporation.

Based in Reston, Virginia, Millennium Bankshares Corporation is a financial holding company that owns and operates Millennium Bank, N.A., which commenced operations on April 1, 1999.   Millennium Bank provides a wide range of products and services, including internet banking.  It has four banking offices in Fairfax County, Virginia and two in the Richmond, Virginia area. In addition, the Bank has a loan production office in Warrenton, Virginia, and intends to open a seventh banking service office there in 2004.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Carroll C. Markley, Chairman & CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone: 703-467-1962

Fax:  703-464-7974

ir@mbankshares.com

Millennium Bankshares Corporation
First Quarter 2004 Results
Millennium Bankshares Corporation
Consolidated Financial Highlights (Unaudited)

	for Three Month Periods
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2004	2003	2003	2003	2003

EARNINGS
Net interest income	$2,469	2,354	2,459	2,450	2,368
Provision for loan and lease losses	$0	87	300	150	150
NonInterest income	$678	754	1,102	1,194	1,458
NonInterest expense	$2,828	2,756	2,983	3,188	3,063
Net income	$211	175	183	202	405
Basic earnings per share	$0.06	0.05	0.05	0.06	0.11
Diluted earnings per share	$0.05	0.04	0.05	0.05	0.10
Average shares outstanding	3,642,978	3,642,818	3,642,818	3,585,519	3,531,778
Average diluted shares outstanding	4,390,598	4,319,072	3,942,323	3,907,739	4,067,287

PERFORMANCE RATIOS
Return on average assets	0.27%	0.22%	0.22%	0.26%	0.53%
Return on average common equity	5.07%	4.49%	4.70%	4.96%	10.55%
Net interest margin (fully tax-equivalent)	3.24%	3.05%	3.07%	3.18%	3.18%
Efficiency ratio	89.90%	88.70%	83.80%	87.50%	80.06%
Full-time equivalent employees	132	104	114	118	113

CAPITAL
Average equity to average assets	5.36%	4.94%	4.75%	5.15%	5.03%
Tier 1 leverage capital ratio	7.27%	6.65%	6.44%	6.51%	6.31%
Tier 1 risk-based capital ratio	10.19%	9.74%	9.93%	10.35%	9.98%
Total risk-based capital ratio	12.49%	12.79%	13.06%	13.55%	13.36%
Book value per share	$4.58	4.37	4.27	4.56	4.41
Cash dividend per share	$0.00	0.00	0.00	0.00	0.00

ASSET QUALITY
Gross loan charge-offs	$33	22	185	238	696
Net loan charge-offs	$32	14	183	237	695
Net loan charge-offs to average loans	0.01%	0.01%	0.08%	0.11%	0.31%
Allowance for loan and lease losses	$3,025	3,057	2,984	2,867	2,954
Allowance for loan losses to total loans	1.27%	1.42%	1.42%	1.33%	1.33%
Past due and nonaccrual loans and leases	$628	308	0	0	0
Past due and nonaccrual loans to total loans	0.26%	0.14%	0.00%	0.00%	0.00%
Other real estate and repossessed assets	$0	0	0	0	0

END OF PERIOD BALANCES
Loans, net discount	$238,330	214,981	209,790	216,042	221,918
Total earning assets (before allowance)	$308,602	307,458	316,476	308,610	309,586
Total assets	$316,649	313,193	325,505	315,938	317,274
Deposits	$279,946	272,114	277,150	272,998	262,733
Shareholders' equity	$16,713	15,918	15,572	16,619	15,573

AVERAGE BALANCES
Loans, net discount	$223,220	208,963	217,179	220,311	221,741
Total earning assets (before allowance)	$306,389	306,358	317,581	309,088	301,724
Total assets	$312,313	312,758	325,330	316,690	309,454
Deposits	$273,167	275,664	277,825	272,795	262,788
Shareholders' equity	$16,734	15,463	15,447	16,323	15,568

Millennium Bankshares Corporation
First Quarter 2004 Results
Millennium Bankshares Corporation
Consolidated Statements of Income

	Three Months Ended
(In thousands, execpt per share data)	March 31, 2004	March 31, 2003
	(Unaudited)	(Unaudited)
INTEREST INCOME
Interest and fees on loans	$3,335	$3,621
Interest on securities available for sale	797	669
Federal funds sold	10	5
Total interest income	4,142	4,295

INTEREST EXPENSE
Interest on deposits	1,503	1,717
Short-term borrowings	9	21
Long-term borrowings	161	189
Total interest expense	1,673	1,927

Net interest income	2,469	2,368

Provision for loan and lease losses	0	150

Net interest income after provision
for loan and lease losses	2,469	2,218

NON INTEREST INCOME
Service charges on accounts	104	69
Net gain on sales of securities	10	361
Other income	564	1,028
Total non interest income	678	1,458

NON INTEREST EXPENSE
Salaries and benefits	1,585	1,563
Occupancy	267	245
Furniture and equipment	302	298
Other expense	674	957
Total non interest expense	2,828	3,063

Income before federal income tax	319	613

Federal income tax expense	108	208

Net income	$211	$405

Basic earnings per share	$0.06	$0.11

Diluted earnings per share	$0.05	$0.10

Average shares outstanding	3,642,978	3,531,778

Average diluted shares outstanding	4,390,598	4,067,287

Millennium Bankshares Corporation
First Quarter 2004 Results
Millennium Bankshares Corporation
Consolidated Balance Sheets

	March 31,	December 31,	March 31,
	2004	2003	2003
(In thousands)	(Unaudited)	(Audited)	(Unaudited)

ASSETS
Cash and due from banks	$4,918	$2,305	$3,870
Federal funds sold	4,434	61	44
Total cash and cash equivalents	9,352	2,366	3,914

Securities available for sale	65,838	89,359	83,754
Loans held for sale	25,616	9,069	31,789
Loans, net of discount	212,714	208,970	193,083
Allowance for loan and lease losses	(3,025)	(3,057)	(2,954)
Total loans, net of allowance	235,305	214,982	221,918

Premises and equipment, net	1,960	2,255	2,886
Other assets	4,194	4,434	4,802

Total assets	$316,649	$313,396	$317,274

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$23,420	$19,150	$14,869
Interest-bearing	256,526	252,963	247,864
Total deposits	279,946	272,113	262,733

Federal funds sold and repurchase agreements	43	5,629	7,613
Federal Home Loan Bank advances	10,400	10,400	21,900
Subordinated debentures	8,000	8,000	8,000
Accrued expenses and other liabilities	1,547	1,336	1,455
Total liabilities	299,936	297,478	301,701

SHAREHOLDERS' EQUITY
Common stock	18,826	18,813	18,258
Retained earnings	(1,965)	(2,176)	(2,736)
Accumulated other comprehensive income	(148)	(719)	51
Total shareholders' equity	16,713	15,918	15,573

Total liabilities and shareholders' equity	$316,649	$313,396	$317,274